Exhibit 99.1

HANMI FINANCIAL CORPORATION REPORTS RECORD NET INCOME OF
$6.4 MILLION FOR THE FIRST QUARTER OF 2004;
EARNINGS PER SHARE INCREASE 47% TO $0.44

LOS ANGELES – April 22, 2004 – Hanmi Financial Corporation (Nasdaq: HAFC), the holding company for Hanmi Bank, today reported its unaudited results of operations for the first quarter ended March 31, 2004.

Net income for the quarter ended March 31, 2004 totaled $6.4 million, an increase of $2.1 million, or 50.6 percent, compared to net income of $4.2 million for the same period in 2003. Fully diluted earnings per share were $0.44, up 46.7 percent from $0.30 for the same period in 2003.

“We are very pleased with the results for the quarter,” said J. W. Yoo, president and chief executive officer. “This is by far the best performance in Hanmi’s 21-year history, and we view it as a testament to the strength of our business model, the loyalty of our customers, and the hard work of our employees.”

“In addition to achieving record financial performance, during the quarter — in a process that has gone remarkably smoothly — we made great progress in laying the foundation for the acquisition of Pacific Union Bank, expected to be formally completed by the end this month. The acquisition firmly establishes Hanmi as the pre-eminent Korean-American community bank in the country, and we believe it will position us for significant incremental growth in 2005 and beyond.”

FIRST QUARTER HIGHLIGHTS

•	Earnings increased 50.6 percent to $6.4 million, from $4.2 million in the first quarter of 2003. Earnings were up 25.8 percent over the $5.1 million earned in the fourth quarter of 2003.

•	Net interest income before provision for loan losses increased 39.4 percent to $16.9 million from $12.1 million in the first quarter of 2003, and increased 2.6 percent over the fourth quarter of 2003.

•	Net interest margin increased 6 basis points to 4.05 percent from 3.99 percent in the fourth quarter of 2003 and increased 58 basis points from 3.47 percent in the first quarter of 2003.

•	The provision for loan losses was $900,000 in the first quarter of 2004, compared to $1.2 million in the first quarter of 2003.

•	Service charges and fee income increased 9.2 percent to $3.9 million from $3.6 million in the first quarter of 2003 and was comparable to the fourth quarter of 2003.

•	The efficiency ratio improved to 47.8% from 53.7% in the first quarter of 2003. Non-interest expenses increased 16.2 percent to $10.4 million from $8.9 million in 2003, and were comparable to the fourth quarter of 2003.

•	Earnings before income taxes increased 60.5 percent to $10.5 million, from $6.5 million in 2003. Earnings before income taxes were up $582,000, or 5.9 percent, over the fourth quarter of 2003, when they totaled $9.9 million.

•	The loan portfolio grew $34.6 million, or 2.8 percent, during the first quarter to $1.28 billion from $1.25 billion as of December 31, 2003.

•	Total assets decreased 1.4% in the first quarter, from $1.79 billion at December 31, 2003 to $1.76 billion at March 31, 2004, as the Company liquidated certain securities positions and repaid Federal Home Loan Bank advances in anticipation of higher market interest rates and the merger with Pacific Union Bank. The securities portfolio decreased 12.6 percent to $362.5 million from $414.6 million as of December 31, 2003. The sale of certain low-yielding securities contributed to the increase in net interest margin, as the period-end securities portfolio yield increased to 3.92 percent from 3.63 percent at December 31, 2003.

•	Demand deposits grew $12.6 million, or 2.7 percent, during the first quarter, from $475.1 million to $487.7 million. Total core deposits grew $93.8 million, or 12.1 percent, from $778.1 million to $871.8 million, during the same quarter.

•	The acquisition of Pacific Union Bank has been approved by the shareholders of both companies and by the Federal Reserve Bank and the California Department of Financial Institutions.

Net interest income before provision for loan losses
Net interest income before provision for loan losses was $16.9 million for the first quarter of 2004, an increase of $4.8 million, or 39.4 percent, compared to $12.1 million during the same quarter a year ago. This is an increase of $434,000, or 2.6 percent, compared to $16.5 million during the fourth quarter of 2003. The increase in net interest income was primarily due to an increase of average interest-earning assets over average interest-bearing liabilities.

Average interest-earning assets increased $272.0 million or 19.4 percent over the first quarter of 2003 and provided an additional $4.8 million of interest income compared to the same period of the prior year. The majority of this growth was funded by a $136.9 million, or 10.4 percent, increase in average deposits and a $78.9 million increase in the quarterly average balance of Federal Home Loan Bank borrowings. However, interest expense decreased by $142,000 due to re-pricing of certain high-cost deposits. Average interest-earning assets increased $15.5 million, or 0.9 percent, compared to the fourth quarter of 2003. The net interest margin was 4.05 percent for the first quarter of 2004 and 3.99 percent for the fourth quarter of 2003.

During the first quarter of 2004, yields on the investment portfolio increased 31 basis points to 3.80 percent compared to 3.49 percent during the fourth quarter of 2003 and by 23 basis points compared to 3.57 percent during the same period of the prior year.

Provision for Loan Losses
The provision for loan losses represents the charge against current earnings that is determined by management, through a disciplined credit review process, to be the amount needed to maintain an allowance that is sufficient to absorb loan losses inherent in the Company’s loan portfolio. The provision for loan losses was $900,000 in the first quarter of 2004 compared to $1.2 million for the first quarter of 2003.

Non-interest Income
Non-interest income was $4.8 million for the first quarter of 2004, which represented an increase of $329,000, or 7.3 percent, compared to $4.5 million recognized during the same quarter in 2003. The increase was mainly due to an increase of $262,000, or 10.9 percent, in service charges on deposit accounts and an increase in trade finance fees and remittance fee income. Other non-interest income increased by $134,000, mainly attributable to the positive adjustment related to interest rate swap ineffectiveness of $80,000. All these increases were offset by a decrease in the gain on sale of securities of $148,000. Non-interest income decreased $256,000, or 5.0 percent, compared to the fourth quarter of 2003. This decrease was primarily due to a decrease in gain on sale of securities of $241,000.

Non-interest Expenses
Non-interest expenses increased by $1.5 million, or 16.2 percent, to $10.4 million in the first quarter of 2004 compared to $8.9 million recognized during the same quarter in 2003. This increase was primarily attributable to increases in salaries, employee benefits, and business development expenses related to the ongoing expansion of Hanmi Bank’s branch network.

Income Taxes
The provision for taxes for the first quarter was $4.1 million at a 39 percent tax rate in 2004 and $2.3 million at a 35 percent tax rate in 2003. The provision for taxes for the fourth quarter of 2003 was $4.8 million, bringing the provision for the full year to $12.4 million, at an effective rate of 39.3 percent. The provision for the fourth quarter of 2003 includes the reversal of tax benefits recognized in 2003 arising from certain transactions involving a real estate investment trust.

Financial Position
Total assets were $1.76 billion at March 31, 2004, down 1.4 percent from the December 31, 2003 balance of $1.79 billion, as the Company liquidated certain securities positions in anticipation of the merger with Pacific Union Bank. The securities portfolio decreased $52.2 million, or 12.6 percent, to $362.4 million from $414.6 million at December 31, 2003.

At March 31, 2004, net loans totaled $1.28 billion, an increase of $34.6 million, or 2.8 percent, from $1.25 billion at December 31, 2003. The majority of the growth was in commercial loans, which grew $36.1 million to $747.1 million at March 31, 2004, compared to $711.0 million at December 31, 2003. Real estate loans decreased $6.7 million to $492.7 million as of March 31, 2004, mainly due to the sale of fixed-rate mortgage loans. Consumer loans increased $4.3 million to $59.2 million at March 31, 2004, primarily due to new business.

Total deposits increased $31.1 million, or 2.2 percent, to $1.48 billion at March 31, 2004 from $1.45 billion at December 31, 2003. This increase was mostly due to an increase in money market checking accounts of $86.2 million, up 41.8 percent to $292.3 million, and an increase in non-interest bearing accounts of $12.6 million, up 2.7 percent to $487.7 million. Time deposit accounts decreased $62.6 million, or 9.4 percent, to $605.1 million. Total core deposits grew $93.8 million, or 12.1 percent, to $871.8 million from $778.1 million during the first quarter of 2003.

The Company’s borrowings mostly take the form of advances from the Federal Home Loan Bank of San Francisco (“FHLB”), overnight federal funds, and trust preferred securities. Advances from FHLB were $43 million, overnight federal funds purchased were $12 million, and trust preferred securities were $60 million at March 31, 2004.

Asset Quality
Total non-performing assets (“NPAs”), which include accruing loans past due 90 days or more, non-accrual loans, and other real estate owned (“OREO”) decreased by $3.5 million to $5.2 million at March 31, 2004 from $8.7 million at December 31, 2003. Non-performing assets as a percentage of gross loans decreased to 0.30 percent at March 31, 2004 from 0.49 percent at December 31, 2003.

The allowance for loan losses was $13.8 million, and represented the amount needed to maintain an allowance that we believe should be sufficient to absorb loan losses inherent in the Company’s loan portfolio. The allowance for loan losses represented 1.06 percent of gross loans and 264.6 percent of non-performing loans at March 31, 2004. The comparable ratios were 1.16 percent of gross loans and 170.1 percent of non-performing loans at December 31, 2003.

About Hanmi Financial Corporation:
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 15 full-service offices in Los Angeles, Orange, Santa Clara and San Diego counties. Hanmi Bank specializes in commercial, SBA, trade finance and consumer lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value.

Forward-Looking Statements: Statements contained in this release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Words such as “expect,” “feel,” “believe,” “will,” “may,” “anticipate,” “plan,” “estimate,” “intend,” “should,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Hanmi Financial Corp., Hanmi Bank and Pacific Union Bank, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Hanmi Bank and Pacific Union Bank may not be combined successfully, or such combination may take longer to accomplish than expected; (2) the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) operating costs and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) competitive factors which could affect net interest income and non-interest income, general economic conditions which could affect the volume of loan originations, deposit flows and real estate values; and (5) the levels of non-interest income and the amount of loan losses as well as other factors discussed in the documents filed by Hanmi Financial Corp. and Pacific Union Bank with the Securities and Exchange Commission or FDIC, as the case may be, from time to time. None of Hanmi Financial Corp., Hanmi Bank or Pacific Union Bank undertakes any obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

INCOME STATEMENT

(Dollars in thousands, except per share data)	For the Quarter Ended			For the Quarter Ended
			Percentage			Percentage
	March 31, 2004	December 31, 2003	Change	March 31, 2004	March 31, 2003	Change
Interest and fees on loans	$22,106	$21,623	2.23%	$22,106	$17,458	26.62%
Interest expense	5,170	5,121	0.96%	5,170	5,312	-2.67%

Net interest income before provision for loan losses	16,936	16,502	2.63%	16,936	12,146	39.44%
Provision for loan losses	900	1,300	-30.77%	900	1,180	-23.73%

Net interest income after provision for loan losses	16,036	15,202	5.49%	16,036	10,966	46.23%
Service charges on deposit accounts	2,667	2,684	-0.63%	2,667	2,405	10.89%
Trade finance fees	805	758	6.20%	805	746	7.91%
Remittance fees	257	264	-2.65%	257	212	21.23%
Other service charges and fees	187	195	-4.10%	187	222	-15.77%
Bank-owned life insurance income	114	116	-1.72%	114	127	-10.24%
Change in fair value of interest rate swap	80	35	128.57%	—	—
Gain on sales of loans	469	528	-11.17%	469	444	5.63%
Gain on sales of investments	3	244	-98.77%	3	151	-98.01%
All other non-interest income	249	263	-5.32%	329	195	68.72%

Non-interest income	4,831	5,087	-5.03%	4,831	4,502	7.31%
Salaries and employee benefits	5,684	5,703	-0.33%	5,684	4,683	21.38%
Expenses of premises and fixed assets	1,385	1,343	3.13%	1,385	1,185	16.88%
Data processing expense	820	770	6.49%	820	760	7.89%
Supplies and communications	357	383	-6.79%	357	412	-13.35%
Professional fees	270	229	17.90%	270	297	-9.09%
Advertising and promotion	545	544	0.18%	545	412	32.28%
Loan referral fees	159	268	-40.67%	159	226	-29.65%
Other operating expenses	1,178	1,162	1.38%	1,178	970	21.44%

Non-interest expenses	10,398	10,402	-0.04%	10,398	8,945	16.24%

Income before income taxes	10,469	9,887	5.89%	10,469	6,523	60.49%
Income taxes	4,083	4,812	-15.15%	4,083	2,283	78.84%

Net Income	$6,386	$5,075	25.83%	$6,386	$4,240	50.61%

Basic EPS	$0.45	$0.36	25.3%	$0.45	$0.30	50.0%
Diluted EPS	$0.44	$0.35	25.5%	$0.44	$0.30	46.7%
Weighted average shares outstanding — basic	14,201,594	14,144,497			13,921,043
Weighted average shares outstanding — diluted	14,486,213	14,452,873			14,229,459

CONDENSED BALANCE SHEET	As of March 31, 2004	As of December 31, 2003	Percentage Change
Assets
Cash and due from banks	$50,707	$62,595	-18.99%
FRB and FHLB stock	10,398	10,355	0.42%
Investment securities	362,446	414,616	-12.58%
Loans:
Loans, net of unearned income	1,295,412	1,261,748	2.67%
Allowance for loan and lease losses	13,781	14,734	-6.47%

Net loans	1,281,631	1,247,014	2.78%
Due from customers on acceptances	6,281	3,930	59.82%
Bank premises and equipment	8,126	8,435	-3.66%
Accrued interest receivable	6,590	6,686	-1.44%
Deferred income taxes	5,130	7,207	-28.82%
Bank-owned life insurance	11,251	11,137	1.02%
Other assets	18,245	13,779	32.41%

Total Assets	$1,760,805	$1,785,754	-1.40%

Liabilities and Shareholders’ Equity
Noninterest-bearing deposits	$487,728	$475,100	2.67%
Interest-bearing deposits	989,238	970,735	1.91%

Total deposits	1,476,966	1,445,835	2.15%
Accrued interest payable	2,841	4,403	-35.48%
Acceptances outstanding	6,281	3,930	59.82%
Borrowed funds	118,360	182,999	-35.32%
Other liabilities	7,844	9,120	-13.99%

Total Liabilities	1,612,292	1,646,287	-2.06%

Shareholders’ equity	148,513	139,467	6.49%

Total Liabilities and Shareholders’ Equity	$1,760,805	$1,785,754	-1.40%

	For the Quarter Ended
Average Balances	March 31, 2004	December 31, 2003
Average net loans	$1,263,631	$1,212,017
Average interest-earning assets	1,671,275	1,655,793
Average assets	1,779,240	1,757,249
Average interest-bearing liabilities	1,155,664	1,149,242
Average deposits	1,456,814	1,501,303
Average equity	142,773	139,311
Selected Performance Ratios
Return on average assets	1.44%	1.16%
Return on average equity	17.89%	14.57%
Efficiency ratio	47.77%	48.18%
Net interest margin	4.05%	3.99%

	For the Quarter Ended	For the Year Ended
Allowance for Loan Losses	March 31, 2004	December 31, 2003
Balance at the beginning of the period	$14,734	$12,269
Provision for loan losses	900	5,680
Charge-offs, net of recoveries	1,853	3,215

Balance at the end of the period	$13,781	$14,734

Loan loss allowance/Gross loans	1.06%	1.16%
Loan loss allowance/Non-performing loans	264.55%	170.12%

	As of	As of
Non-performing Assets	March 31, 2004	December 31, 2003
Accruing loans - 90 days past due	$101	$557
Non-accrual loans	5,108	8,104

Total non-performing assets	$5,209	$8,661

Total non-performing loans / Total gross loans	0.40%	0.68%
Total non-performing assets / Total assets	0.30%	0.49%

	As of	As of
Loan Portfolio	March 31, 2004	December 31, 2003
Real estate loans	$492,673	$499,376
Commercial loans	747,092	711,012
Consumer loans	59,187	54,878

Total gross loans	1,298,952	1,265,266
Unearned loan fees	(3,540)	(3,518)
Allowance for loan losses	(13,781)	(14,734)

Net loans	$1,281,631	$1,247,014

Loan Mix
Real estate loans	37.93%	39.47%
Commercial loans	57.51%	56.19%
Consumer loans	4.56%	4.34%

Total gross loans	100.00%	100.00%

	As of	As of
Deposit Portfolio	March 31, 2004	December 31, 2003
Non-interest bearing	$487,728	$475,100
Money market checking	292,303	206,086
Savings	91,793	96,869
Time certificates of deposits, $100,000 or more	386,803	388,944
Other time deposits	218,340	278,836

Total deposits	$1,476,966	$1,445,835

Deposit Mix
Non-interest bearing	33.03%	32.86%
Money market checking	19.79%	14.25%
Savings	6.21%	6.70%
Time certificates of deposit, $100,000 or more	26.19%	26.90%
Other time deposits	14.78%	19.29%

Total deposits	100.00%	100.00%

Contact:	Hanmi Financial Corporation
	Michael J. Winiarski, CFO	(213) 368-3200
	Stephanie Yoon, Investor Relations	(213) 427-5631